Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is made as of the    day of January    , 2008 with the intent it be effective as of October 1, 2007 (the “Effective Date”) by and between OpBiz, LLC (“Company”), a wholly owned subsidiary of MezzCo, LLC (“MezzCo), and Michael Mecca (“Executive”).

BACKGROUND

The Company and the Executive are parties to an Employment Agreement dated as of May 11, 2003 (the “Former Agreement”); and

The Executive, at the request of Company, has agreed to continue his employment with the Company on the terms and conditions set forth herein; and

The parties to this Agreement desire to replace the Former Agreement as of the Effective Date with this Agreement, and the Former Agreement shall no longer be of any force or effect.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Company and the Executive (each individually a “Party” and together the “Parties”) agree as follows.

SECTION 1.         Employment. The Company agrees to employ the Executive and the Executive agrees to be employed by the Company in the capacity of President and Chief Executive Officer, as set forth herein, reporting directly to the Company’s Board of Managers. Until the expiration or sooner termination of this Agreement pursuant to Section 4 below, Executive shall also enjoy a seat on the Board of Managers of the Company. Executive warrants and represents that, to the extent such employment requires licensing by the Nevada Gaming Commission, Executive is able to secure or has secured such licensing and there are no threatened or pending actions against Executive which would compromise such licensing.

SECTION 2.         Term. Executive’s employment with the Company pursuant to the Former Agreement commenced May 11, 2003 (“Services Commencement Date”) and shall be extended to March 31, 2013. This Agreement shall automatically renew for successive five (5) year periods following the expiration of the Term unless either Party provides notice to the other Party at least ninety (90) days prior to the end of the then current term of its intention not to so renew.

SECTION 3.         Performance of Duties. The Executive agrees to devote his full-time efforts to the discharge of his responsibilities and duties under this Agreement and such other hours and efforts as may be reasonably necessary. From and after the Effective Date until the expiration or sooner termination of this Agreement in accordance with Section 4 below, Executive shall not, without the consent of the Company, directly or indirectly, provide services to or for any person or firm for compensation, or engage in any practice that competes with the interest of the Company. Provided that such activities do not interfere with the foregoing, the Executive shall not be precluded from engaging in charitable and community affairs and managing his personal investments.

SECTION 4.         Termination of Agreement. The Company shall have the right to terminate this Agreement and the employment of Executive (i) at any time and without liability for “Cause” (defined below); (ii) at any time without “Cause” upon the payment to Executive of twelve (12) months of the then Base Pay (defined below); or (iii) upon death or Disability, as defined below; provided however, Executive shall have the right to terminate this Agreement and the employment of Executive (i) without liability and at any time for “Good Reason” (defined below); and (ii) at any time without “Good Reason” upon ninety (90) days prior written notice to the Company.

For purposes of this Agreement, “Cause” is defined as Executive’s (i) loss of key license issued by the Nevada Gaming Commission; (ii) conviction of a felony; (iii) material breach of this Agreement; provided, however, in the event of such breach, the Company shall give to the Executive written notice of such breach, and the Executive shall have ten (10) business days to cure such breach; or (iv) engagement in any unauthorized, morally-bankrupt activity which has a material adverse effect on the Company’s name, reputation or goodwill in the Las Vegas, Nevada community, such determination being made by a two-thirds (2/3) super majority vote of the Board of Managers, acting reasonably. It is acknowledged by Executive that the Executive Committee of the Board of Managers has identified a need for a Chief Operating Officer and Finance Executive for the Company and that the Executive Committee has directed Executive, in consultation with and subject in each case to the prior reasonable approval of the Executive Committee, to develop appropriate job descriptions, source and hire such positions as a material responsibility and duty of Executive during the six (6) month period following execution hereof, a failure to do so being a material breach of this Agreement.

For purposes of this Agreement, “Good Reason” is defined as (i) the assignment to Executive of duties incommensurate with his status as President and Chief Executive Officer, or any material reduction of the Executive’s duties, authority or responsibilities or any reduction, whether material or not, in Executive’s title or reporting responsibilities, relative to Executive’s duties, authority, responsibilities, title or reporting responsibilities as in effect immediately prior to such reduction, except if agreed to in writing by the Executive; (ii) a reduction by the Company in the Executive’s Base Pay, or Bonus as in effect immediately prior to such reduction; (iii) the relocation of the Executive to a facility or location more than thirty-five (35) miles from the Executive’s then present location, without the Executive’s written consent; or (iv) any material breach of this Agreement by the Company; provided, however, in the event of a material breach of this Agreement by the Company, the Executive shall give the Company written notice of such material breach and the Company shall have ten (10) business days to cure such breach.

In the event of any termination of the Executive’s employment for Good Reason or Without Cause, the Executive shall be under no obligation to seek other employment, and except as specifically set forth in Section 6 below, there shall not be offset against amounts due to the Executive any remuneration attributable to any subsequent employment that the Executive may obtain.

The Executive’s employment shall be terminated immediately in the event of his death or Disability. In the event of a termination due to the Executive’s death or Disability, the Executive or his estate, as the case may be, shall be entitled, in lieu of any other compensation whatsoever, to:

(a)           Base Pay at the rate in effect at the time of Executive’s termination until the date of death or Disability;

(b)                  any annual Bonus awarded but not yet paid;

(c)           immediate vesting of any deferred compensation or Bonuses, including interest or other credits on the deferred amounts to the extent provided in the plans or programs providing for deferral;

(d)                  reimbursement of expenses incurred but not paid prior to such termination of employment; and

(e)           such rights to other benefits as may be provided in applicable plans and programs of the Company, including, without limitation, applicable employee benefit plans and programs, according to the terms and provisions of such plans and programs.

“Disability” shall mean a physical or mental incapacity that will prevent the Executive from performing the essential functions of his position with the Company for a period of one-hundred and eighty days (180) or more days as determined (a) in accordance with any long-term disability plan provided by the Company of which the Executive is a participant, or (b) by the following procedure: The Executive agrees to submit to a medical examination by a physician, board certified in his specialty and licensed by the Nevada State Board of Medical Examiners and jointly selected by the Company and Executive to determine whether a Disability exists. In addition, the Executive may submit to the Company documentation of a Disability, or lack thereof, from a licensed healthcare professional of his sole choice. Following a determination of a Disability or lack of Disability by the Company’s or the Executive’s licensed healthcare professional, the other Party may submit subsequent documentation relating to the existence of a Disability from a licensed healthcare professional selected by such other Party. In the event that the medical opinions of such licensed healthcare professionals conflict, such licensed healthcare professionals shall appoint a third licensed healthcare professional to examine the Executive, and the opinion of such third licensed healthcare professional shall be dispositive.

Until such time as Executive’s employment is terminated in accordance with the terms of this Agreement either without Cause, For Cause or death or Disability, Executive shall continue to receive Base pay, Bonus and other compensation as set forth in this Agreement.

SECTION 5.         Compensation. From and after the Effective Date and until the expiration or sooner termination of this Agreement in accordance with the terms and conditions set forth in Section 4 above, the Company shall pay or provide to the Executive as compensation for the services of the Executive:

(a)                                     An annual base salary of $571,725 per year, payable in such installments as the Company may provide, but not less than once per month; such amount to be adjusted annually by the Board of Managers, commencing no later than March 31, 2008 and then annually thereafter (but in any event no less than $571,725 per annum) (the “Base Pay”); and

(b)                                    A performance based bonus payment representing a percentage of the Base Pay received by Executive for such preceding twelve (12) month period (“Bonus”), following determination of the Bonus by the Board of Managers based on the following two (2) criteria and performance levels:

(i)                                     EBITDA Bonus: One-half of the Bonus shall be determined on an incremental, pro rata basis such that the Executive’s EBITDA Bonus will equal, for example, fifty percent (50%) of the Executive’s Base Pay in the event that one hundred percent (100%) of projected EBITDA is achieved, fifty-five percent (55%) of the Executive’s Base Pay in the event that one hundred ten percent (110%) of projected EBITDA is achieved, or one hundred percent(100%) of the Executive’s Base Pay in the event that two hundred percent (200%) of projected EBITDA is achieved, etc. Executive will only receive an EBITDA Bonus in the event that at least one hundred percent (100%) of the projected EBITDA, as mutually agreed upon by Executive and Board of Managers, is achieved.

(ii)                                 Individual Bonus: One half of the Bonus shall be determined on an incremental, pro rata basis such that the Executive’s Individual Bonus will equal, for example, fifty percent (50%) of the Executive’s Base Pay in the event that one hundred percent (100%) of Executive’s individual goals are achieved as determined by the Board of Managers.

(iii)                              In the event of any termination other than a termination by the Company of the Executive for ‘Cause,” the Company shall pay to Executive all accrued but unpaid Bonus up to such date of termination, as determined by the Board of Managers as adjusted on a pro rata basis.

(c)             Stock Options. Subject to the approval of Nevada Gaming and any other applicable regulatory approvals, Executive has received stock options representing three percent (3%) of the outstanding equity of MezzCo, LLC, in which Executive is fully vested. Such options shall be subject to and governed by the Class B Unit Option Plan which is incorporated by reference into this Agreement.

During the Term of this Agreement and thereafter, the Company shall retain a right of first refusal (the “ROFR”) with respect to any sale by Executive of any shares in the Company. In order to exercise the ROFR, the Company shall have the option, within thirty (30) days after receiving the terms and conditions of a bona fide third party offer for all or a portion of shares owned by Executive, to purchase such shares at the cash equivalent of such offer.

(d)            Employee Benefits. During Executive’s employment with the Company, Executive shall be eligible to participate in (i) all employee benefit plans currently and hereafter maintained by the Company for senior management, including, without limitation, life, group health, disability insurance, incentive, profit sharing, savings, deferred compensation and retirement plans, practices, policies and programs according to their terms, and; (ii) such other employee benefits as are set forth in this Agreement.

SECTION 6.         Health Insurance. During the remaining Term of this Agreement, and until the sooner to occur of (a) twelve (12) months following the expiration or sooner termination of this Agreement; and (b) Employee securing subsequent employment, the Company shall provide to Executive and his wife, Sandra Mecca, family health insurance that is to be one hundred percent (100%) funded by the Company (i.e., no deductibles or out of pocket expenses), or reimburse Executive for all costs incurred by Executive to the extent Company fails to provide the same. Additionally, once per year, Executive and his wife may obtain, at the Company’s expense, a comprehensive physical examination at the clinic or health care facility of Executive’s choice.

SECTION 7.         Expenses. During the Term of this Agreement, the Company will pay or reimburse Executive for all travel, entertainment and other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder.

SECTION 8.         Disability Insurance. During the Term of this Agreement, the Company will obtain the greatest amount of disability insurance reasonably available to Executive.

SECTION 9.         Life Insurance. During the Term of this Agreement, the Company will obtain term life insurance for Executive in an amount equal to ten (10) times the amount of Executive’s Base Salary, payable to the beneficiary designated by Executive.

SECTION 10.       Automobile. During the remaining term of this Agreement, the Company shall pay Executive a monthly auto allowance of three thousand dollars ($3,000) and reimburse Executive for the maintenance and insurance costs of such automobile.

SECTION 11.       D&O Insurance. During the Term of this Agreement, the Company agrees to maintain director and officer liability insurance in scope and amounts reasonably satisfactory to Executive.

SECTION 12.      Indemnification. The Company shall indemnify Executive to the same extent as other senior executives and directors of the Company are indemnified. The foregoing indemnification shall not be inclusive of any other right which Executive may have or hereafter acquire under any statute, provision of the Articles of Organization or Operating Agreements, agreement, vote of stockholders or disinterested directors or otherwise. The foregoing indemnification shall not be deemed to affect any rights to subrogation which may exist in any policy of directors and officers liability.

SECTION 13.       Vacation. Executive shall be entitled to paid vacation of four (4) weeks per year in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

SECTION 14.       Intentionally Omitted.

SECTION 15.       Special Reimbursement.

(a)           Gross-Up Payment. If any payment or benefit paid or payable, or received or to be received, by or on behalf of the Executive in connection with a Change in Control pursuant to this Agreement or the termination of the Executive’s employment pursuant to this Agreement whether any such payments or benefits are pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any affiliate of the Company, such as MezzCo, or otherwise (the “Total Payments”), will or would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Excise Tax”), the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon or in respect of the Gross-Up Payment, including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and any Excise Tax imposed thereon, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

(b)             Determination of Excise Tax Liability. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax, unless it is reasonably determined by tax counsel or another professional adviser selected by the Company (which determination shall be provided to the Executive) that (i) such Total Payments (in whole or in part) do not constitute parachute payments, including (without limitation) by reason of Section 280G(b)(4)(A) of the Code, (ii) such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code or (iii) such Total Payments (in whole or in part) are not otherwise subject to the Excise Tax.

(c)      Repayment Obligation. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder as of either the date of the Change in Control or the date of actual payment, whichever is applicable (including by reason of any payment the existence or amount of which cannot be determined at the time of the initial Gross-Up Payment), the Company shall make an additional Gross-Up Payment in accordance with this Section 15 in respect of such excess Excise Tax (plus any interest, penalties or additions payable by the Executive with respect to such excess Excise Tax) at the time that the amount of such excess Excise Tax is finally determined. The Executive and the Company shall each reasonably cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of any such subsequent liability for Excise Tax with respect to the Total Payments.

SECTION 16.       Assignment. This Agreement shall be binding upon and inure to the benefit of any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

SECTION 17.       Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if delivered personally or three (3) days after being mailed by registered or certified mail, or sent by Federal Express or some other private express delivery company, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to the Company:

If to Executive:	Michael Mecca
51 Princeville Lane
Las Vegas, Nevada 89113

SECTION 18.       Intentionally Omitted.

SECTION 19.       Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

SECTION 20.       Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning Executive’s employment and director relationship with the Company, and supersedes and replaces any and all prior agreements and understandings concerning Executive’s employment relationship with the Company.

SECTION 21.       No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Executive and the Company.

SECTION 22.       Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada.

SECTION 23.       Confidentiality. The parties hereto agree that this Agreement and the terms contained herein constitute confidential information which shall not be directly or indirectly disclosed to any third party or recorded in any public records except to the extent that such disclosure is required to implement or enforce the terms of this Agreement, as may be required by law.

SECTION 24.       Miscellaneous. The rights and duties of the parties hereunder are personal and may not be assigned or delegated without the express written consent of all other parties to this Agreement. The captions used herein are solely for the convenience of the parties and are not used in construing this Agreement. Time is of the essence of this Agreement and the performance by each party of its or his duties and obligations hereunder. The prevailing party in any litigation, arbitration or mediation relating to this Agreement shall be entitled to recover its reasonable attorney’s fees from the other party. This Agreement may be signed in more than one counterpart, in which case each counterpart shall constitute an original of this Agreement. Facsimile signatures shall be treated as original signatures for all purposes.

IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Employment Agreement.

OPBIZ, LLC

[ILLEGIBLE]
By:
Dated:

MICHAEL MECCA

/s/ Michael Mecca
Dated:

For the purpose of Section 5(c)
MEZZCO, LLC

[ILLEGIBLE]
By:
Dated: